EXHIBIT 99.3

                         IceWEB CEO Comments on Pending Acquisition of CTC

Sterling, VA – June 21, 2013 – IceWEB Storage Corporation – (OTC BB:IWEB),  an award-winning Unified Data Storage appliance provider for cloud and virtual environments, as well as the highly secure, scalable IceBOX BYOD (Bring Your Own Device) Private Digital Cloud Solution,  today announced that CEO, Rob Howe, has provided the following guidance concerning the pending acquisition of CTC.

Dear Shareholders:

We are nearing the completion of our due diligence and audit process for our acquisition of Computers & Telecom, Inc.  I remain optimistic and enthusiastic about this acquisition and what it will mean for the Company and our shareholders, as we add data center, broadband, managed services, and cloud services capabilities to our product offerings.  This acquisition is a complex and highly detailed process, and we are proceeding as rapidly as possible.

You can be assured that I will keep you apprised of any substantive new developments as soon as they occur.

During this process, we continue to forge ahead with our Cloud Services business.  The model is compelling for many reasons including, but not limited to:

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IceWEB’s new positioning in the cloud services, Bring Your Own Device (BYOD) arena make the Company increasingly competitive;

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IceWEB has a strong history in the government and education sectors.  That is growing.  Our ability to customize the products/services to the client’s specific needs completely outdates the cookie-cutter solutions provided by many competitors; and,

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From a shareholder perspective, there are few opportunities to enter at this price point with all indicators pointing to tremendous growth

For more information please call 800-465-4637 or visit www.iceweb.com. To become part of the Company’s e-mail list for industry updates and press releases, please send an e-mail to ir@iceweb.com.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called “forward-looking statements” by words such as “may” “will,” “should”, “expects”, “plans”, “targets”, “believes”, “anticipates”, “estimates”, “predicts”, “potential”, or “continue”, or the negative of those words and other comparable words. These forward-looking statements are subject to certain risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC, which are available on its website at: http://www.sec.gov. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934, as amended, or other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Contact:

For IceWEB, Inc.
Cynthia DeMonte, 917-273-1717
ir@iceweb.com